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
Stock Symbols:                                                      Investor Contacts:
NYSE:            LWN                                                Paul Wagler, Senior Vice President, Finance
TSE:             LWN                                                Dwight Hawes, Vice President, Finance
ME:              LWN                                                The Loewen Group Inc.
                                                                    Tel: (800) 347-7010

                                                                    Media Contacts:
                                                                    Dave Laundy, Vice President, Communications
                                                                    The Loewen Group Inc.
                                                                    Tel: (604) 293-7857

                                                                    Thomas C. Franco
                                                                    Broadgate Consultants, Inc.
                                                                    (212) 229-2222
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                             FOR IMMEDIATE RELEASE

LOEWEN BOARD UNANIMOUSLY REJECTS SERVICE CORPORATION EXCHANGE OFFER PROPOSAL

-        SCI'S Second Proposal Termed Inadequate
-        Loewen Holders Urged Not to Tender If and When Bid Is Made
-        Federal Antitrust Lawsuit Filed Against SCI and Equity Corporation
         International

              ____________________________________________________


VANCOUVER, October 10, 1996 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN) today announced that following a thorough and careful analysis and discussions with its financial and legal advisors, its Board of Directors has unanimously determined that the exchange offer proposed by Service Corporation International (SCI) is inadequate and not in the best interests of the Company or its shareholders. The Board recommended that the Company's shareholders not tender their shares, if and when the proposed offer is commenced. The Company also announced that today it filed an antitrust lawsuit in the United States District Court for the Eastern District of New York against SCI and Equity Corporation International, Inc., of which SCI owns approximately 40%.

The Board determined by unanimous vote of the directors present that the best way to maximize value for shareholders is through continued implementation of the Company's long-term business plan as an independent company. The Board believes the Company will continue to build shareholder value through growth, especially growth through acquisitions, and through enhanced profitability.
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In rejecting SCI's proposed exchange offer, the Board relied, in part, on written inadequacy opinions from Smith Barney Inc. And Nesbitt Burns Inc., the Company's financial advisors.

In a letter to shareholders, Raymond L. Loewen, chairman and chief executive officer, noted that the Company would continue to execute its business plan. "We have the right strategy, and it's working. We have the right team and a reputation as a provider of superior services. We're in the right industry at the right time. And we have built a strong foundation for significant growth in revenues and profitability in the future."

Mr. Loewen also told shareholders that, "SCI's proposal is subject to significant conditions, including: the tendering of 75% each of Loewen's outstanding common and preferred shares; SCI shareholder approval of the corporate reorganization of SCI and the issuance of shares in connection with the proposal; and the elimination of Loewen's Shareholder Protection Rights Plan. These conditions are in addition to the satisfaction of all U.S. and Canadian regulatory concerns, including antitrust issues."

In reviewing SCI's proposal, Mr. Loewen noted that the Board considered the regulatory, industry and financial issues it raises, including these factors:

- SCI CLEARLY WANTS TO BUY LOEWEN ON THE CHEAP, FOLLOWING AN UNFORTUNATE AND UNJUSTIFIED JURY VERDICT IN MISSISSIPPI. This one-time event, which depressed Loewen's share price but not its ability to grow, provided SCI with an opportunity to grab Loewen at a price that the Board has again determined is simply not in the best interests of the Company or its shareholders.

- SCI CLEARLY WANTS TO BE 'THE PREFERRED BUYER' IN THE INDUSTRY ... BUT CAN'T, BECAUSE LOEWEN ALREADY IS. SCI's acquisition strategies and techniques are very different than those of Loewen, and an integration of the strategies and techniques of the Company and SCI may be difficult, resulting in an entity with significantly different characteristics than Loewen currently enjoys. Since the first of the year, Loewen has closed or signed approximately $730 million in acquisitions. That is on top of the Company's investments with The Blackstone Group, one of the premier merchant banking firms in the world, to acquire Prime Succession Inc. and Rose Hills Memorial Park Association, two of the most prized assets in the industry, for an aggregate of $535 million. Loewen has in recent years significantly expanded its acquisition program, and acquisition targets have shown a preference for acquisition by Loewen rather than SCI.

- SCI CLEARLY INTENDS TO ELIMINATE COMPETITION IN A RAPIDLY CONSOLIDATING INDUSTRY. The anti-competitive effects of the proposal have already prompted regulatory scrutiny in several states, including New York, Florida, Hawaii, Texas, California and Tennessee and from the Federal Trade Commission. In addition, the Canadian Competition Bureau is investigating the effects of the proposal under the Canadian Competition Act, and in that
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         respect has made a request for information from the Company.  As a result of the significant antitrust issues relating to the combination of the Company and SCI, both in Canada and in the U.S., there is significant uncertainty as to whether the conditions of the SCI proposal will be met.

Separately, the Company said that to retain and attract key executives and managers in the context of a threatened takeover of Loewen, the Board authorized the adoption of retention and severance plans to be applicable in the event of a change in control of the Company. Mr. Loewen noted that this precaution is a prudent and appropriate step given the anxieties and uncertainties resulting from the threat of a hostile takeover.

With respect to the Federal court antitrust action against SCI and Equity Corporation International, the Company said that its lawsuit alleges SCI's proposed acquisition would, if successful, substantially lessen competition in the markets for locally-offered funeral and cemetery services, "pre-need" funeral services, and the funeral home and cemetery acquisition markets. The complaint alleges that SCI and Equity Corporation International are "co-conspirators" in actions that are designed to eliminate Loewen as a competitive factor. The complaint also alleges that if SCI were to acquire Loewen, SCI would own or have investment in all but one of the companies that currently are competing as consolidators in numerous local markets throughout the United States.

"Unfortunately, the hostile takeover bid by SCI for Loewen will reduce competition. We hope that regulatory agencies will carefully scrutinize this proposed transaction; we think they will reach the same conclusion we have," said R.W. Breece, Sr. a well-known independent industry figure and former President of the North Carolina Funeral Directors Association. Mr. Breece is owner of Rogers and Breece Funeral Home of Fayetteville, North Carolina.

With corporate offices in Vancouver, The Loewen Group employs over 13,000 people, and operates 931 funeral homes and 271 cemeteries across the United States and Canada. More than 90 percent of the Company's revenue is generated in the United States.

Over the past five years, Loewen has generated compounded annual revenue and earnings growth, excluding the Gulf National and Provident legal settlements, of 41.5% and 36.8% respectively.

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